Exhibit 99

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

SALE OF THE MITCHELL GOLD CO.

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McLEAN, VA, April 4, 2003– The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and retailer today announced that it has sold the outstanding capital stock of its subsidiary, The Mitchell Gold Co., and certain related intangible assets to an entity formed by Wafra Partners LLC, a New York based private equity firm, and The Mitchell Gold Co. management for approximately $46 million in cash, subject to adjustments for certain real property indebtedness and final working capital determination, which is expected to result in net proceeds of approximately $40 million. The sale was effective as of the close of business April 2nd. Rowe estimates the transaction will be neutral to earnings on an after-tax basis.

Gerald M. Birnbach, Chairman and CEO of Rowe, stated, “This transaction will enhance our balance sheet and improve our financial ability to support and grow our core operations. Our Storehouse subsidiary will continue to be a customer of Mitchell Gold, and we wish them continued great success”.

Mitchell Gold, the CEO of The Mitchell Gold Co., noted that “We are excited about this opportunity to reach back to our entrepreneurial roots and to continue to grow our business and support our customers. This is a win-win transaction for all parties concerned. Our only regret is that we will miss the friendship and camaraderie we enjoyed with all the Rowe family and especially Jerry, who was a wonderful person to work for. We intend to be friends for many years to come.”

Peter Petrillo, Senior Managing Director of Wafra stated “We are very excited about partnering with management to acquire The Mitchell Gold Co. Mitchell Gold and Bob Williams have built a truly unique company, with comfortable, stylish, innovative products that fit today’s more relaxed, home-centered lifestyle. We believe the company is just beginning to hit its stride.”

Rowe will use the after-tax proceeds to reduce debt and other obligations.

As a result of this transaction, Mitchell Gold has resigned as a director of Rowe and the Board of Directors has taken the necessary action to reduce the number of directors from nine to eight, with three directors to be elected at the annual meeting of stockholders to be held on April 15, 2003.

The Rowe Companies is now comprised of Rowe Furniture, a major manufacturer of quality upholstered furniture and Storehouse, Inc., a 60-store retail furniture chain.

The Mitchell Gold Co. is an upholstered furniture manufacturer serving some of the nation’s leading specialty retailers.

Wafra Partners LLC is a middle-market private equity investor with invested and committed capital in excess of $250 million on behalf of institutional investors. Based in New York, Wafra invests in consumer products, niche industrial manufacturing and service businesses.

BB&T Capital markets acted as an advisor to The Rowe Companies in this transaction.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking -statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

Contacts:	The Rowe Companies

Gene S. Morphis

Chief Financial Officer

703-847-8670

The Mitchell Gold Co.

Eloise Goldman

Public Relations Director

914-767-0964

Wafra Partners LLC

Peter Petrillo

Senior Managing Director

212-759-3700